               Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 Registration Statement on Form S-8 (No. 33-20528), (No. 33-37617) and (No. 33-57560)



                              PROSPECTUS SUPPLEMENT
                    (to the Prospectus, dated June 19, 1996)

                        LAZARE KAPLAN INTERNATIONAL INC.

                                 650,000 Shares

                          Common Stock, $1.00 Par Value


THIS PROSPECTUS SUPPLEMENT CONSTITUTES AN ESSENTIAL PART OF THE PROSPECTUS, DATED JUNE 19, 1996 OF LAZARE KAPLAN INTERNATIONAL INC. AND SHOULD BE READ IN CONJUNCTION WITH SUCH PROSPECTUS.

The information set forth below supersedes the information contained under "Selling Stockholders" in the Prospectus. All capitalized terms used herein have the meanings given such terms in the Prospectus.

SELLING STOCKHOLDERS

     The shares of Common Stock to which this Prospectus relates are being registered for reoffers and resales by Selling Stockholders of the Company who may acquire such shares pursuant to the exercise of options granted or to be granted under the Plan. The Selling Stockholders named below may resell all, a portion, or none of the shares that they acquire or may acquire pursuant to the exercise of options under the Plan.

     Participants under the Plan who are deemed to be "affiliates" of the Company who acquire Common Stock under the Plan may be added to the Selling Stockholders listed below from time to time, either by means of a post-effective amendment to the Registration Statement or by use of a prospectus supplement filed pursuant to Rule 424(c) under the 1933 Act. An "affiliate" is defined in Rule 405 under the 1933 Act as a "person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with", the Company.

     The following table sets forth certain information concerning the Selling Stockholders as of the date of this Prospectus. Except as disclosed in the table, none of the Selling Stockholders listed below has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

                                                                         Maximum Number of
                                                                         Shares Subject to
                                                                         Outstanding Options
                                            Position With                Which May Be
Name                                        The Company                  Reoffered Hereby (1)
----                                        -----------                  ---------------------
Maurice Tempelsman                          Chairman of the Board                 20,000

Leon Tempelsman                             Co-Chairman of the
                                            Board, President
                                            and Director                         161,833

Sheldon L. Ginsberg                         Executive Vice
                                            President,
                                            Chief Financial
                                            Officer and
                                            Director                              65,800

Robert Speisman                             Vice President -
                                            Sales and Director                    69,800
                                                                                 -------
                                                                       TOTAL:    318,433

-----------------------------

(1) As of November 10, 1998. Does not constitute a commitment to sell any or all of the stated number of shares of Common Stock. The number of shares offered shall be determined from time to time by each Selling Stockholder at his sole discretion.



           The date of this Prospectus Supplement is November 11, 1998